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                                                                   Exhibit 4.3


                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of December 14, 1999 (this "Agreement"), by and among Sovereign Specialty Chemicals, Inc., a Delaware corporation (the "Company"), SSCI Investors LLC, a Delaware limited liability company ("Investors LLC"), and Sovereign Specialty Chemicals, L.P., a Delaware limited partnership ("SSC").

                                   WITNESSETH

                   WHEREAS, Investors LLC and SSC are parties to a Stock Purchase Agreement dated as of November 24, 1999 (as amended) pursuant to which Investors LLC has agreed to purchase certain shares of the Company owned by SSC (the "Stock Purchase Agreement");

                   WHEREAS, as a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement the parties hereto entered into a shareholders' agreement (the "Original Shareholders' Agreement"), dated as of November 24, 1999;

                   WHEREAS, Investors LLC's name in the Original Shareholders' Agreement was incorrectly stated as SSC Investors LLC;

                   WHEREAS, the parties hereto desire to amend the Original Shareholders' Agreement to correct this error and to make certain other amendments regarding certain rights, obligations and restrictions with respect to the Common Stock of the Company;

                   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Shareholders' Agreement as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1. Definitions.

                  "Affiliate": of any Person, means any other Person controlling, controlled by or under common control with such Person.
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                  "Agreement":  as defined in the preamble to this Agreement.

                  "Board of Directors": the board of directors of the Company or a duly designated committee thereof.

                  "Business Day": a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

                  "Closing":  as defined in the Stock Purchase Agreement.

                  "Commission": the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

                  "Common Stock": the common stock of the Company (all classes) now or hereafter authorized to be issued, whether voting or non-voting.

                  "Company": as defined in the preamble to this Agreement.

                  "Confidential Information": as defined in Section 5.7(b).

                  "Exempt Transfer": as defined in Section 4.2(d).

                  "Exit Sale": as defined in Section 4.3.

                  "First Offer": as defined in Section 4.2(c)(i).

                  "IPO": an initial underwritten public offering of Shares registered under the Securities Act, whether for the sale of Shares by the Company or by shareholders.

                  "Investors":  AEA Investors, Inc.

                  "Investors LLC": as defined in the preamble to this Agreement.

                  "Investors LLC Parties": Investors LLC, Investors, any Person controlling or controlled by Investors or any officers, directors, employees, participants, shareholders of Investors or members of Investors LLC.

                  "Non-Transferring Party": as defined in Section 4.4(iv).

                  "Notice": as defined in Section 4.2(c)(i).

                  "Notice Period": as defined in Section 4.2(c)(i).

                  "Notified Shareholder": as defined in Section 5.6.


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                  "Observer": as defined in Section 3.2.

                  "Permitted Transferees": any Person to whom Shares are transferred by SSC or any previous Permitted Transferees, excluding any Shares transferred under Article V or pursuant to Sections 4.3 and 4.4 and excluding any Shares sold after the consummation of an IPO, pursuant to Rule 144 under the Securities Act in compliance with Section 5.1(d).

                  "Person": any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

                  "Piggyback Registration": as defined in Section 5.1(a).

                  "Pre-emptive Right Notice": as defined in Section 5.6.

                  "Private Offering": as defined in Section 5.6.

                  "Registrable Securities": (i) any shares of Common Stock owned by the SSC Parties and (ii) any securities issued as a dividend on or other distribution with respect to or in exchange, replacement or in subdivision of, any such Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (ii) such securities shall have been sold (other than in a privately negotiated sale) pursuant to Rule 144 (or any successor provision) under the Securities Act and in compliance with the requirements of paragraphs (c), (e), (f), (g) and (k) of Rule 144.

                  "Registration Expenses":  as defined in Section 5.3(a).

                  "Related Party":  as defined in Section 4.2(e).

                  "Right of First Offer":  as defined in Section 4.2(c)(i).

                  "Secondary Offering": any underwritten public offering of Shares registered under the Securities Act following an IPO in which Shares are being sold by any shareholder.

                  "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

                  "Shares":  shares of Common Stock.


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                  "SSC":  as defined in the preamble to this Agreement.

                  "SSC Parties": the original signatories hereto (other than the Company and Investors LLC) and their Permitted Transferees.

                  "Stock Purchase Agreement": as defined in the preamble to this Agreement.

                  "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Tag Along Notice": as defined in Section 4.4.

                  "Transfer": any sale, transfer, assignment, grant of a participation in, gift, hypothecation, encumbrance, pledge or other disposition of any securities or any interests therein, whether direct or indirect.

                  "Transfer Notice": as defined in Section 4.2(c)(i).

                  "Transfer Offer": as defined in Section 4.2(c)(i).

                  "Transfer Offerees": as defined in Section 4.2(c)(i).

                  "Transferring Party": as defined in Section 4.4(iv).

                  "Transfer Stock": as defined in Section 4.2(c)(i).

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                  Section 2.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the other parties hereto as follows: The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative


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agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to the Company or any material agreement to which the Company is a party.

                  Section 2.2. Representations and Warranties of Investors LLC. Investors LLC hereby represents and warrants to the other parties hereto as follows:

                  (a) Authority. Investors LLC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Investors LLC of this Agreement and the consummation by Investors LLC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Investors LLC. This Agreement has been duly executed and delivered by Investors LLC and constitutes a valid and binding obligation of Investors LLC enforceable against Investors LLC in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, Investors LLC in connection with the execution and delivery by Investors LLC of this Agreement or the consummation by Investors LLC of the transactions contemplated by this Agreement. The execution and delivery by Investors LLC of this Agreement and the consummation by Investors LLC of the transactions contemplated hereby does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to Investors LLC or any material agreement to which Investors LLC is a party.

                  Section 2.3. Representations and Warranties of SSC Parties. Each SSC Party for itself severally and not jointly hereby represents and warrants to the other parties as follows:

                  (a) Authority. Such SSC Party has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate or organizational action on the part of the SSC Party. This Agreement has been duly executed and delivered by such SSC Party and constitutes a valid and binding


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obligation of such SSC Party enforceable against such SSC Party in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, such SSC Party in connection with the execution and delivery of this Agreement by such SSC Party or the consummation by such SSC Party of the transactions contemplated hereby. The execution and delivery by such SSC Party of this Agreement and the consumation by such SSC Party of the transactions contemplated hereby does not conflict with, or result in a breach of, any law or regularities of any governmental authority applicable to such SSC Party or any material agreement to which SSC Party is a party.

                  (b) Shares. Schedule 2.3 sets forth the ownership of the Shares held by such SSC Party as of the Closing.

                                   ARTICLE III
                 CORPORATE GOVERNANCE; certain corporate actions

                  Section 3.1. Voting of Shares. (a) From and after the date hereof, each Investors LLC Party shall vote all Shares of Common Stock owned or controlled by it and take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

                   (b) From and after the date hereof, each SSC Party shall vote all of its Shares of Common Stock owned or controlled by it and take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

                   (c) From and after the date hereof, the Company and its Subsidiaries shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings) to effectuate the provisions of this Agreement.

                  Section 3.2. Non-Voting Observer. Prior to the consummation of the IPO if and so long as any SSC Party and its Affiliates (other than any Person who is directly or indirectly a shareholder of the Company as of the date hereof) beneficially own at least 10% of the Shares then outstanding on a fully diluted basis (excluding stock options) from time to time, then such SSC Party shall have the right to designate a single individual (the "Observer") for consecutive terms each not less than one year (which term


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shall end if at any time the SSC Party would not have the right to designate an
Observer) to serve as a non-voting observer of the Company's board of directors (but not to any committee thereof except for any executive committee of the Company's board of directors). Such individual shall (i) be a professional employed by such entity, (ii) be of appropriate stature and experience to act as a representative to the Company's board of directors, (iii) have relevant board level experience and (iv) attend meetings personally without rights of delegation or substitution. Such Observer shall be able to attend all meetings of the Company's board of directors (but not any committee thereof except for any executive committee of the Company's board of directors) and shall receive all information distributed to all board members for any meetings of the Company's board of directors (but not any committee thereof except for any executive committee of the Company's board of directors) subject to the provisions of Section 5.7(d). The Observer shall receive notice of all meetings in the same manner as the other board members. Notwithstanding the foregoing, the board of directors shall be under no obligation to take any action with respect to any proposals made or advice furnished by the Observer.

                  Section 3.3. Certain Transactions. (a) Transactions (i) except with the written consent of the SSC Parties holding a majority of the Shares held by SSC Parties, between the Company and the Investors LLC Parties and their Affiliates and (ii) except with the written consent of Investors, between the Company and the SSC Parties and their Affiliates, shall, in each case, not be on terms more favorable to such party (other than the Company) than would be obtained by an unaffiliated third party.

                   (b) Notwithstanding the foregoing, Section 3.3(a) shall not restrict (i) the payment of (x) any management fees payable to Investor LLC Parties or their Affiliates in an annual amount of up to $1.6 million which cap may be increased from time to time by the Company's Board of Directors to proportionately reflect the expansion of the Company including the expansion of the equity capitalization of the Company or (y) any transaction or financing fees to Investors or its Affiliates, which fees shall be customary, taking into account any fees paid to third party service providers in any such transaction,
(ii) compensation arrangements with officers, directors and employees of the Company and its Subsidiaries, (iii) the granting or exercise of stock options to directors, employees or consultants of the Company and its Subsidiaries in an aggregate amount not to exceed 15% of the Shares outstanding on a fully diluted basis (giving effect to stock options) from time to time, (iv) purchase of Shares by employees under employee stock purchase plans or otherwise, (v) registration rights granted by the Company to shareholders or Affiliates of shareholders and (vi) customary director and officer indemnification or matters relating thereto.


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                   (c) The SSC Parties acknowledge that the Company may from
time to time grant registration rights and other shareholder rights to Persons that are or become shareholders of the Company.

                                   ARTICLE IV
                                    TRANSFER

                  Section 4.1. Transfer Restrictions. (a) The Investors LLC Parties and the SSC Parties shall not Transfer all or part of any Shares owned of record by them in violation of the provisions of this Article IV. Any Transfer in violation of the provisions of this Article IV shall have no effect and be null and void. No direct or indirect transaction whose primary purpose is to subvert the provisions of this Section 4.1 shall be permitted.

                   (b) The parties hereby acknowledge and agree that, so long as such restriction is applicable hereunder or by law, each of the certificates representing the Shares held by the SSC Parties shall be subject to stop transfer instructions and shall include the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND TO CERTAIN VOTING AGREEMENTS AND OBLIGATIONS AS ARE SET FORTH IN A SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 24, 1999 (AS AMENDED AND RESTATED AS OF DECEMBER 14, 1999), BY AND AMONG SOVEREIGN SPECIALITY CHEMICALS, INC., SSCI INVESTORS LLC, AND THE OTHER PARTIES THERETO, INCLUDING, BUT NOT LIMITED TO, RESTRICTIONS ON THEIR SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION AND VOTING OBLIGATIONS TO EFFECT CERTAIN TRANSACTIONS. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF SOVEREIGN SPECIALITY CHEMICALS, INC. SUCH TRANSFER RESTRICTIONS


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                  AND VOTING OBLIGATIONS SHALL BE BINDING ON FUTURE TRANSFEREES
                  AND HOLDERS.

                  Section 4.2. Consent and Right of First Offer. (a) No SSC Party will at any time Transfer any Shares without the prior written consent of Investors if such Transfer will result in one Person and its Affiliates beneficially owning 10% or more of the Shares then outstanding on a fully diluted basis (excluding stock options) from time to time; provided that no consent shall be required if the Permitted Transferee delivers to Investors its renunciation and waiver of any rights under Section 3.2 and Section 5.7(c) prior to the Transfer; provided, further, that no consent is required to Transfer the Shares from an SSC Party whose acquisition of such Shares was previously consented to under this Section 4.2(a) to an Affiliate of such SSC Party, whose business is primarily private equity investment. In connection with any proposed Transfer requiring consent, the SSC Parties will provide to Investors at least 15 Business Days prior to the Transfer of the identity of the party to whom Shares will be transferred and the terms of such Transfer. In connection with any proposed Transfer to an Affiliate not requiring consent, the transferring SSC Party shall provide Investors prior notice of the Transfer and the identity of the transferee.

                    (b) No SSC Party will at any time Transfer any Shares (1) to any competitor of the Company and (2) to any Person unless such Person agrees to be bound to the terms of this Agreement, in a form reasonably satisfactory to the Company and Investors LLC, as if it was an original party hereto. Failure of the Transferee to agree to be so bound shall void any Transfer. All Permitted Transferees shall be bound to the terms of this Agreement as if it were an original party hereto.

                  (c) Shareholders' Right of First Offer.

                           (i) If any SSC Party desires to Transfer any or all
of the Shares held by such SSC Party (the "Transfer Stock") to any Person other than pursuant to an Exempt Transfer (as defined in Section 4.2(d) below), such SSC Party shall reduce to writing (the "Transfer Notice") the terms pursuant to which such SSC Party desires to Transfer such Transfer Stock (a "Transfer Offer"). Such Transfer Notice shall identify the Transfer Stock, the consideration for the Transfer Stock, the identity of any third party offeror, if any, and all the other terms and conditions of such Transfer Offer. The SSC Party shall provide the Transfer Notice to the Company and Investors (collectively, the "Transfer Offerees"). The Transfer Notice shall constitute an irrevocable offer by the SSC Party (a "First Offer") to sell the Transfer Stock to the Transfer Offerees at a price equal to the price and upon the same terms contained in the Transfer Notice, and the Transfer Offerees shall be entitled to purchase the Transfer Stock upon substantially the


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same terms as those contained in the Transfer Notice. In particular, in the event that non-cash consideration is specified in the First Offer, then such Transfer Offerees may, at their option, deliver at closing cash, in lieu of such other consideration, in an amount equal to the fair market value of such other consideration as agreed upon by the parties.

         The Transfer Offerees shall have the irrevocable right and option (the "Right of First Offer"), exercisable as provided below, to accept the First Offer as to all Shares of the Transfer Stock. The Company and Investors shall consult as to their interest in purchasing the Shares and the Company shall have the priority amongst the two to purchase Shares. If the Company and Investors after consultation desire to exercise such option with respect to a First Offer they shall provide the SSC Party with an irrevocable written notice to purchase all Shares of the Transfer Stock and specifying the number of Shares of Transfer Stock to be purchased by each of Investors and the Company pursuant to such First Offer (the "Notice"), which shall be binding on said Transfer Offeree, within 15 Business Days after the date of the Transfer Notice (the " Notice Period"), provided, however, that any Transfer Offer must be accepted by the Transfer Offerees in the aggregate with respect to all of the Transfer Stock or it may not be accepted at all.

                  (ii) The closing of the purchases of the Transfer Stock by the Transfer Offerees pursuant to paragraph (i) shall take place on the later of (a) the third business day after any required regulatory approvals are received or
(b) the fifth Business Day after the Notice.

                  (iii) If the Transfer Offer is not accepted by the Transfer Offerees, the Seller shall have 90 days from the last date of any Notice Period, in which to Transfer all of the Transfer Stock to any Person at a price not less than and on terms no more favorable to such Person than were contained in the Transfer Notice.

                  (d) Exempt Transfer. As used herein, the term "Exempt Transfer" shall mean (i) Transfers by any SSC Party to another SSC Party or to a Related Party, (ii) a Transfer by a SSC Party who is an individual upon death of such SSC Party by inheritance or operation of law to the heirs or devisees of such SSC Party or (iii) Transfers by SSC to its partners prior to Closing. The Transfer, directly or indirectly, by an SSC Party of an interest in a Related Party which has acquired Shares in an Exempt Transfer, shall not be deemed an Exempt Transfer and shall be subject to the restrictions on Transfer set forth in Section 4.2(c).

                  (e) Related Party. As used herein, the term "Related Party" with respect to any Person means, as of the time of any Transfer, (i) any person or entity that, directly or indirectly, through one or more intermediaries, has voting control of, or is under


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common voting control with, or is controlled by such Person, (ii) with respect to individuals, such Person's spouse, parents, children, siblings and/or grandchildren, and (iii) a trust, corporation, partnership or other entity, whose beneficiaries, shareholders, partners, or owners, or other persons or entities holding a controlling interest in which, consist solely of such Person and/or such other persons or entities referred to in the immediately preceding clauses (i) or (ii).

                  Section 4.3. Take Along Rights. If the Investors LLC Parties desire to Transfer or exchange directly or indirectly (by merger or otherwise), at least 50% of the Shares beneficially owned by the Investors LLC Parties (any such transaction being referred to herein as an "Exit Sale") to any Person who is not an Affiliate of the transferring Investors LLC Party or an Affiliate of Investors, Investors may require, pursuant to a written notice delivered to the SSC Parties at least 20 days prior to the closing of the proposed Exit Sale, that the SSC Parties sell to the prospective purchaser, concurrently with and on the terms (including price) and subject to the conditions of the Exit Sale, up to that number of Shares owned by the SSC Parties as shall equal the product of
(x) a fraction, the numerator of which is the number of Shares held by the Investors LLC Parties proposed to be acquired in the Exit Sale and the denominator of which is the number of Shares owned by the Investors LLC Parties, and (y) the number of Shares owned by the SSC Parties. If the Investors LLC Parties propose the Transfer of all or substantially all of the assets or business, (whether by merger, sale or otherwise) of the Company, then Investors and the Company shall have the right to require the SSC Parties to take promptly all action necessary or appropriate (including voting their Shares in favor of such transaction) in order to effect such transaction. Each of the SSC Parties covenants and agrees that it shall take such actions as are necessary to consummate the transactions contemplated by this Section 4.3. Any indemnification provided in connection with any Transfer made pursuant to this
Section 4.3 shall be on a several and not joint basis and any such indemnification shall be pro-rata in accordance with the number of Shares Transferred or proceeds received and any such indemnification shall be limited to the proceeds received by such SSC Party in connection with the transaction.

                  Section 4.4. Tag Along Rights. If the Investors LLC Parties desire to Transfer (other than Transfer to any other Investors LLC Party or Related Party) directly or indirectly, Shares prior to the IPO, the Investors LLC Parties shall provide the SSC Parties with written notice (the "Tag Along Notice") (which may, but need not be, incorporated into the notice required pursuant to Section 4.3) setting forth:

                           (i) the number and class of Shares proposed to be
Transferred;

                           (ii) the identity of the prospective purchaser;


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                           (iii) all material terms and conditions of such
proposed transaction; and

                           (iv) that the party transferring Shares requiring a
tag-along notice (the "Transferring Party") is offering the SSC Parties (the "Non-Transferring Party") the right to participate in such Transfer on a pro rata basis on the same terms and conditions as are applicable to the Transferring Party; provided that the Investors LLC Parties may Transfer (x) up to 15% of the Shares beneficially owned by them in the aggregate as of the Closing without complying with this Section 4.4 and (y) to other Investors LLC Parties or to Related Parties.

Within 10 Business Days following the delivery of the Tag Along Notice, the Non-Transferring Party shall, by notice in writing to the Transferring Party, have the opportunity to sell to the prospective purchaser (upon the same terms and conditions as the Transferring Party) up to that number of Shares of the class or classes specified in the Tag Along Notice owned by such Non-Transferring Party as shall equal the product of (x) a fraction, the numerator of which is the number of Shares of the class or classes specified in the Tag Along Notice owned by the Non-Transferring Party as of the date of such proposed sale and the denominator of which is the aggregate number of Shares of the class or classes specified in the Tag Along Notice owned as of the date of such Tag Along Notice by Investors LLC Parties and the Non-Transferring Party and any other participating Person, and (y) the number of Shares proposed to be sold. The amount of Shares to be sold by the Transferring Party shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Party. If the Non-Transferring Party does not elect to participate in such sale within the 10 Business Day period referred to above, the Transferring Party shall be entitled to consummate such sale without the participation of the Non-Transferring Party.

                  Section 4.5. Permitted Transfers. The provisions of Sections 4.1, 4.2, 4.3 and 4.4 shall not apply to any Transfer of Shares made pursuant to
Article V and the provisions of Section 4.1 shall not apply to Transfers of Shares sold after consummation of the IPO pursuant to Rule 144 of the Securities Act and in compliance with Section 5.1 (d).

                                    ARTICLE V
                               REGISTRATION RIGHTS

                  Section 5.1. Piggyback Registrations.

                  (a) Right to Piggyback. If (x) in connection with the IPO, Shares are proposed to be sold by shareholders other than SSC Parties of the Company or (y) after


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the completion of the IPO, whenever the Company proposes to register any of its equity securities under the Securities Act (other than a registration on Form S-4 or Form S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), whether or not for sale for its own account, the Company will give prompt written notice to SSC Parties, of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice. Any Piggyback Registration may be abandoned at any time without prejudice to the Company or any shareholder of the Company.

                  (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration under the Securities Act on behalf of the Company, and the managing underwriters or the Company determines that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range reasonably acceptable to the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, all other securities (including the Registrable Securities and securities held by holders other than the SSC Parties) requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of securities owned by each such holder subject to registration rights with the Company.

                  (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration under the Securities Act on behalf of holders of the Company's securities, and the managing underwriters or the Company determines that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range reasonably acceptable to such holders, the Company will include in such registration the securities (including the Registrable Securities and securities held by holders other than the SSC Parties) requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of securities owned by each such holder subject to registration rights with the Company.

                  (d) Holdback. (i) Each SSC Party agrees that, with respect to the IPO, if requested by the Company, Investors or the managing underwriters, if any, in writing, on the same basis as the Investors LLC Parties, it will not directly or indirectly (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or (y) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise of any securities of the Company, (other than securities, if any, of such SSC Party included in such IPO), during the time period requested in such written request, not to exceed a period beginning 7 days before and ending 18 months after the date such registration statement for the IPO is declared effective.

                           (ii) Each SSC Party hereby further agrees that, with
respect to the first and second Secondary Offerings, if requested by the Company, Investors or the managing underwriters, if any, in writing, on the same basis as the Investors LLC Parties, it will not directly or indirectly (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or (y) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the shares whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise (other than securities, if any, of such SSC Party included in such Secondary Offering), during the time period requested in such written request, not to exceed a period beginning 7 days before and ending 365 days after the date the registration statement for the first Secondary Offering after the IPO is declared effective and not to exceed a period beginning 7 days before and ending 180 days after the date the registration statement for the second Secondary Offering after an IPO is declared effective.

                           (iii) Notwithstanding clauses (i) and (ii) above, if
at any time any SSC Party (together with any Persons that received Shares as a distribution or similar disposition from such SSC Party or are Affiliates of such SSC Party) holds less than 1% of the Shares then outstanding on a fully diluted basis (excluding stock options) from time to time, then such SSC Party shall only be subject to the restrictions on Transfer requested by the managing underwriter in connection with the IPO on the same basis as the Investors LLC Parties.

                  (e) The Company will not enter into any agreement which is inconsistent with the Piggyback Registration provisions contained herein. With respect to any registration covered by Section 5.1, the Investors LLC Parties as a whole shall not have a right to sell a greater number of shares on a proportionate basis (based on number of securities owned) than the SSC Parties as a whole.

                  Section 5.2. Registration Procedures. Whenever the SSC Parties have requested that any Registrable Securities be registered in a Piggyback Registration pursuant to Section 5.1, the Company will use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

                  (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable efforts to cause such registration statement to become effective (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to review of such counsel);

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than six months (subject to extension pursuant to Section 5.5(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

                  (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                  (d) use its reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or
(iii) consent to general service of process in any such jurisdiction);

                  (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, the Company will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                  (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                  (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

                  (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

                  (i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

                  (j) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act and Rule 158 thereunder;

                  (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable efforts promptly to obtain the withdrawal of such order;

                  (l) obtain a cold comfort letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least 10% of the securities covered by such registration statement); and

                  (m) provide a legal opinion of the Company's outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included herein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

                  Section 5.3. Registration Expenses. (a) The Company shall pay all Registration Expenses relating to any registration of Registrable Securities hereunder. "Registration Expenses" shall mean any and all fees and expenses incident to the Company's performance of or compliance with this Article V, including, without limitation: (i) Commission, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq National Market, (ii) fees and expenses of compliance with state securities or "blue sky" laws and in connection with the preparation of a "blue sky" survey, including, without limitation, reasonable fees and expenses of blue sky counsel, (iii) printing expenses, (iv) messenger and delivery expenses, (v) fees and disbursements of counsel for the Company,
(vi) with respect to each registration, reasonable fees and disbursements of one counsel for the selling holders of Shares (selected by the holders of a majority of the Shares included in such registration), (vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and fees and expenses of other persons, including special experts, retained by the Company, and (viii) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities.

                  (b) Notwithstanding the foregoing, (i) the provisions of this
Section 5.3 shall be deemed amended to the extent necessary to cause these expense provisions to comply with "blue sky" laws of each state in which the offering is made and (ii) in connection with any registration hereunder, each holder of Registrable Securities being registered shall pay all underwriting discounts and commissions and transfer taxes, if any, attributable to the Registrable Securities included in the offering by such holder.

                  Section 5.4. Indemnification. (a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers, directors, members, general or limited partners and each Person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such director, officer, member, general or limited partners or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (B) in any application or other document or communication (in this Section 5.4 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the "blue sky" or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each such director, officer, member, general or limited partner and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

                  (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and documents regarding such holder and such holder's intended method of distribution or otherwise required by the Securities Act as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless the Company, its directors and officers and each other Person who controls the Company (within the meaning of the Securities
Act) against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein, and such holder will reimburse the Company and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement. In connection with an underwritten offering, the holders of Registrable Securities will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company.

                  (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                  (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities by any holder thereof. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

                  Section 5.5. Participation in Underwritten Registrations. (a) In the case of a registration pursuant to Section 5.1 hereof, if the Company shall have determined to enter into any underwriting agreements in connection therewith, all of the holders' Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Such underwriting agreement shall also contain such representations, warranties, indemnities and contributions by the participating holders as are customary in agreements of that type, provided that, the representations, warranties, indemnities and contributions of the SSC Parties shall not be on more onerous terms and conditions than those of the Investors LLC Parties participating in the registration, provided that the representations, warranties and indemnities shall not relate to information in the registration statement relating solely to the Company and not the SSC Party's relationship thereto (as a shareholder or otherwise) and the amount payable under indemnification and contribution shall be capped at the amount of net proceeds received by each SSC Party.

                  (b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.2(e) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person's receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 5.2(e). In the event the Company shall give any such notice, the applicable time period mentioned in Section 5.2(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5.2 (e).

                  Section 5.6. Pre-Emptive Rights. Prior to the occurrence of an IPO in the event that the Company desires to issue any Shares or any securities convertible into or exchangeable or exercisable for Shares in an offering or placement that is not required to be registered under the Securities Act (a "Private Offering"), the Company must first offer to sell such securities proposed to be issued in such Private Offering in accordance with this Section
5.6 on the same terms and conditions as the sale of such securities in such proposed Private Offering.

                  The offer (the "Pre-emptive Right Notice") shall be made by the Company to each SSC Party or Investors LLC Party who, along with its Affiliates, owns of record at least 5% of the Shares then outstanding on a fully diluted basis (excluding stock options) from time to time determined as of the date of the Pre-emptive Right Notice (a "Notified Shareholder"), and shall be dated, shall be in writing and shall set forth the terms of the proposed Private Offering, including, but not limited to, the consideration to be paid, and all other terms and conditions related to the proposed Private Offering.

                  From and after the time that the Notified Shareholders receive the Pre-emptive Right Notice, each Notified Shareholder shall have the right, exercisable by giving written notice to the Company of such Notified Shareholder's intent to exercise such right within 10 Business Days of the Pre-emptive Right Notice, to subscribe for and purchase a number of securities subject to the Pre-emptive Right Notice, on the terms set forth in the Pre-emptive Right Notice, such that, after giving effect to the issuance of securities subject to the Pre-emptive Right Notice and the exercise of the rights of each Notified Shareholder set forth in this Section 5.6 including, for the purpose of this calculation, the issuance of Common Stock upon conversion, exchange or exercise of any securities convertible, exchangeable or exercisable into shares of Common Stock to be issued in such Private Offering), the shares of Common Stock owned by such Notified Shareholder (assuming the conversion of any securities held by such Notified Shareholder convertible into Common Stock (whether or not then convertible) and the exercise of any options owned by such Notified Shareholder exercisable for Common Stock but taking appropriate account of the exercise price of any stock options or warrants) shall represent the same percentage of the outstanding shares of Common Stock owned by such Notified Shareholder prior to the consummation of such Private Offering (assuming the conversion of any securities held by such Notified Shareholder (whether or not then convertible) convertible into Common Stock and the exercise of any option owned by such Notified Shareholder exercisable for Common Stock but taking appropriate account of the exercise price of any stock options or warrants). Any Notified Shareholder will be entitled to purchase non-voting securities in place of voting securities pursuant to a Pre-emptive Right Notice. If any Notified Shareholder fails to give written notice of such Notified Shareholder's election to exercise the rights of such Notified Shareholder set forth in this Section
5.6 within 10 Business Days of the date of Pre-emptive Right Notice, such Notified Shareholder shall be deemed to have waived the rights granted to such Notified Shareholder under this Section 5.6 with respect to the securities so offered under such Pre-emptive Right Notice.

                  Each Notified Shareholder that has exercised its rights to purchase securities pursuant to this Section 5.6 shall, within 10 Business Days from the date of the Pre-emptive Right Notice (such period to be extended as may be required in order for necessary regulatory approvals to be obtained) purchase the securities or other securities subject to the Pre-emptive Right Notice in accordance with the terms of this Section 5.6.

                  Notwithstanding the foregoing, the rights provided for in this
Section 5.6 shall not apply (i) to any issuance to employees, directors or consultants of the Company or its Subsidiary of securities or options to purchase securities under an employee stock purchase plan or employee benefits plan adopted by the Board of Directors of the Company, (ii) to any dividend paid in securities or any subdivision or combination of securities, (iii) to the issuance of securities in consideration for any acquisition by the Company and
(iv) the issuance of equity or equity equivalents as ancillary parts of a debt financing transaction.

                  Section 5.7. Financial Statements and Other Information. (a) The Company shall deliver to the SSC Parties:

                           (i) within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year, unaudited consolidated statements of income and cash flows of the Company for such fiscal quarter, and unaudited consolidated balance sheets of the Company as of the end of such fiscal quarter, setting forth in each case comparisons to the same quarter of the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments; and

                           (ii) within 90 days after the end of each fiscal year, audited consolidated statements of income and cash flows of the Company for such fiscal year, and consolidated balance sheets of the Company as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by, with respect to the consolidated portions of such statements, an opinion of an independent accounting firm.

                  (b) Each SSC Party agrees that any non-public information which they may receive relating to the Company the "Confidential Information" will be held strictly confidential and will not be disclosed by it to any Person without the express written permission of the Company and Investors, provided, however, that the Confidential Information may be disclosed (i) in the event of any compulsory legal process or compliance with any law, regulation, subpeona or other legal process or in connection with any filings that the SSC Party may be required to make with any regulator, provided, however, that, in the event of compulsory legal process, each SSC Party agrees to give each of Investors and the Company prompt notice thereof and to co-operate with the Company and Investors in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings shall be subject to the prior reasonable review of the Company and Investors and, (ii) to each SSC Party's officers, directors, employees, accountants, lawyers and other professional advisors for internal use relating solely to management of the investment or administrative purposes within such SSC Party.

                  (c) As and when prepared from time to time by the Company, the Company shall deliver to any SSC Party and its Affiliates who beneficially own in the aggregate at least 10% of the Shares then outstanding on a fully diluted basis (excluding stock options) from time to time monthly income statements, balance sheets and cash flow statements for the Company.

                  (d) Prior to the first time providing the Observer or the SSC Party referred to in Section 5.7(c) any non-public information regarding the Company, such Person must acknowledge in writing in a form reasonably satisfactory to the Company that such information is strictly confidential and such information will not be disclosed by it to any Person (including within the organization of such Person) except as necessary as a shareholder of the Company or as permitted under Section 5.7 (b).

                                   ARTICLE VI
                               GENERAL PROVISIONS

                  Section 6.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:                        If to SSC:

Sovereign Specialty Chemicals, Inc.          Sovereign Specialty Chemicals, Inc.
Suite 2200                                   Suite 2200
225 West Washington Street                   225 West Washington Street
Chicago, IL 60606                            Chicago, IL 60606
Attn. Chief Executive Officer                Attn. Chief Executive Officer


With a copy to:                           With copies to:

Timothy E. Peterson                                 First Chicago Equity Capital
Fried, Frank, Harris, Shriver & Jacobson            Three First National Plaza
4 Chiswell Street                                   Suite 1210
London EC1Y 4UP                                     Chicago, IL 60670
Facsimile: (020 7) 972 9602                         Attn. Lawrence E. Fox
                                                    Carol E. Bramson
With a copy to:                                     and
                                                    Kirkland & Ellis
Christine J. Smith, Esq.                            200 East Randolph Drive
AEA Investors, Inc.                                 Chicago, IL 60601
65 East 55th Street                                 Attn. Edward T. Swan, P.C.
New York, NY 10022
Facsimile:  (212) 888-1459

If to Investors LLC:

Christine J. Smith, Esq.
AEA Investors, Inc.
65 East 55th Street
New York, NY  10022
Facsimile:  (212) 888-1459

With a copy to:

Timothy E. Peterson
Fried, Frank, Harris, Shriver & Jacobson
4 Chiswell Street
London EC1Y 4UP
Facsimile:  (020 7) 972 9602

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  Section 6.2. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except by Investors LLC Party to any other Investors LLC Party, or in compliance with Section 4.2 (b), by a SSC Party to another SSC Party pursuant to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  Section 6.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

                  Section 6.4. Amendment. This Agreement may be amended by the parties hereto at any time, provided that no amendment shall be made which by law requires the further approval of stockholders of the Company without obtaining such further approval. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Company, Investors LLC and Persons representing a majority of the Shares held by the SSC Parties.

                  Section 6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Investors LLC, on behalf of the Investors LLC

Parties, and the SSC Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such Delaware courts and agrees not to plead or claim that such litigation brought in any such Delaware court has been brought in an inconvenient forum.

                  Section 6.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

                  Section 6.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

                  Section 6.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, "including" shall mean including, without limitation, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  Section 6.9. Incorporation of Exhibits and Schedules. All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  Section 6.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 6.11. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court, this being in addition to any other remedy to which they may be entitled at law or in equity.

                  Section 6.12. Termination. The provision of Sections 3.1, 3.2, 3.3, 4.2, 4.3, 4.4, 5.6 and 5.7(a) shall terminate and shall cease to be binding on the parties hereto upon an IPO. The rights and obligations of any SSC Party under Sections 5.1 to 5.5 shall terminate and shall cease to be binding on the parties hereto at such time as less than 1% of the then outstanding Shares on a fully diluted basis (excluding stock options) are owned by such SSC Party (together with Persons that received Shares as a distribution or similar disposition from such SSC Party or are Affiliates of such SSC Party). This entire Agreement will terminate and shall cease to be binding on the parties hereto if the Stock Purchase Agreement is terminated in accordance with its terms prior to Closing.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                      SSCI INVESTORS LLC


                                      By:      _________________________________
                                      Name:    _________________________________
                                      Title:   _________________________________




                                      SOVEREIGN SPECIALTY CHEMICALS, INC

                                      By:      _________________________________
                                      Name:    _________________________________
                                      Title:   _________________________________



                                      SOVEREIGN SPECIALTY CHEMICALS, L.P.

                                      By:      Sovereign Chemicals Corporation
                                      Its:     General Partner

                                      By:      _________________________________
                                      Name:    _________________________________
                                      Its:     _________________________________

================================================================================









                              AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT



                                  by and among


                      SOVEREIGN SPECIALITY CHEMICALS, INC.,
                               SSCI INVESTORS LLC


                                       and


                  The Shareholders Listed on Schedule I Hereto







                          Dated as of December 14, 1999








================================================================================

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS.....................................................    1

       Section 1.1. Definitions............................................    1

ARTICLE II  REPRESENTATIONS AND WARRANTIES.................................    4

       Section 2.1. Representations and Warranties of the Company..........    4
       Section 2.2. Representations and Warranties of Investors LLC........    5
       Section 2.3. Representations and Warranties of SSC Parties..........    5

ARTICLE III  CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS...............    6

       Section 3.1. Voting of Shares.......................................    6
       Section 3.2. Non-Voting Observer....................................    6
       Section 3.3. Certain Transactions...................................    7

ARTICLE IV  TRANSFER.......................................................    8

       Section 4.1. Transfer Restrictions..................................    8
       Section 4.2. Consent and Right of First Offer.......................    8
       Section 4.3. Take Along Rights......................................   11
       Section 4.4. Tag Along Rights.......................................   11
       Section 4.5. Permitted Transfers....................................   12

ARTICLE V  REGISTRATION RIGHTS.............................................   12

       Section 5.1. Piggyback Registrations................................   12
       Section 5.2. Registration Procedures................................   14
       Section 5.3. Registration Expenses..................................   17
       Section 5.4. Indemnification........................................   18
       Section 5.5. Participation in Underwritten Registrations............   20
       Section 5.6. Pre-Emptive Rights.....................................   21
       Section 5.7. Financial Statements and Other Information.............   22

ARTICLE VI  GENERAL PROVISIONS.............................................   24

       Section 6.1. Notices................................................   24

       Section 6.2. Assignment; Binding Effect; Benefit....................   25
       Section 6.3. Entire Agreement.......................................   25
       Section 6.4. Amendment..............................................   25
       Section 6.5. Governing Law..........................................   25
       Section 6.6. Counterparts...........................................   26
       Section 6.7. Headings...............................................   26
       Section 6.8. Interpretation.........................................   26
       Section 6.9. Incorporation of Exhibits and Schedules................   26
       Section 6.10. Severability..........................................   26
       Section 6.11. Enforcement of Agreement..............................   26
       Section 6.12. Termination...........................................   27



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